UNION PLAZA HOTEL AND CASINO, INC.
                      Number One Main Street
                     Las Vegas, Nevada  89125

                         PROXY STATEMENT


                  ANNUAL MEETING OF STOCKHOLDERS
                            to be held
                           May 17, 1996



                           INTRODUCTION


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Union Plaza Hotel and Casino, Inc., a Nevada corporation (the "Company"), of proxies for use at the 1996 Annual Meeting of Stockholders of the Company to be held on Friday, May 17, 1996, or any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of that Meeting. Such Notice and this accompanying Proxy Statement are being mailed to the stockholders on or about the date of such Notice and this Proxy Statement. All expenses incident to the preparation and mailing of, or otherwise making available to all stockholders, the Notice, Proxy Statement and form of Proxy are to be paid by the Company.

    A stockholder giving a Proxy may revoke it at any time before it is exercised. Subject to statutory provisions providing for the automatic revocation of a Proxy by the passage of time, any Proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed Proxy bearing a later date is filed with the Secretary of the Company. The persons named in the accompanying form of Proxy have advised the Company that, unless the Proxy is marked to the contrary, they intend to vote the Proxies received by them (1) for Management nominees for election as Directors (reference is made to "Election of Director" below), and (2) to transact any other business which may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on March 15, 1996, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. On such record date, there were 761,719 shares of the Company's capital stock outstanding. Holders of shares of capital stock have full voting rights, one vote for each share held of record.

    Other than as disclosed in the table below under "Securities Ownership of Certain Beneficial Owners and Management", the Company's management is not aware that any person has beneficial ownership (as defined in Footnote 1 to such table) of more than five percent (5%) of the total number of shares of the Company's capital stock outstanding on the record date.

                    PURPOSES OF ANNUAL MEETING

    The purposes of this Annual Meeting of Stockholders are (1) to elect eight (8) directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors are elected, and (2) to transact any other business which may properly come before the meeting or any adjournment thereof.

    THE APPROVAL OF A MAJORITY OF THE SHARES REPRESENTED AT THE
MEETING IS REQUIRED TO MAKE EACH OF THE PROPOSALS EFFECTIVE.

                      ELECTION OF DIRECTORS

    One of the purposes of the Annual Meeting is to elect eight
(8) directors for the ensuing year. The term of each person elected as a director will continue until the 1997 Annual Meeting or until his successor is elected and qualified.

    Unless instructed to the contrary, the persons named in the accompanying form of Proxy will vote shares subject to unrevoked Proxies for the election as directors of the nominees named below. Although it is not contemplated that any nominee will decline or be unable to serve, such shares will, if such contingency should arise, be voted at the discretion of such persons(s).

    All nominees were elected at the 1995 Annual Meeting of Stockholders.

Information About Nominees

JOHN D. GAUGHAN, Director since 1969

    Mr. Gaughan, 76, was elected Chairman of the Board and Chief Executive Officer in July, 1986, and has been Vice President of the Company since 1969. He has been an officer and director of E.G.&H., Inc.; the owner and operator of the Las Vegas Club in Las Vegas, Nevada, since 1961; and of Exber, Inc., the owner and operator of the El Cortez Hotel & Casino in Las Vegas, Nevada, since 1963. He has been a director of Showboat, Inc., the owner and operator of the Showboat Hotel & Casino in Las Vegas, Nevada, since 1978.

ROBERTA M. GAUGHAN, Director since 1995

    Mrs. Gaughan, 74, has been the owner and operator of the El Cortez Hotel & Casino in Las Vegas, Nevada since 1977. In 1979, she was elected Vice President of the El Cortez Hotel & Casino. Since 1980 she has served as Corporate Secretary and Director.

J.K. HOUSSELS, Director since 1969

    Mr. Houssels, 74, has been Vice Chairman of the Board since May, 1985; he was President of the Company from September, 1983 until May, 1985; Executive Vice President of the Company from 1974 until September, 1983; and has been a director of the Company since 1969. For a period of five years ending in 1972, Mr Houssels was a director of Hotel Conquistador, Inc., and was its President until October, 1971. He is also Chairman of the Board of Directors of Showboat, Inc., which owns and operates the Showboat Hotels and Casinos, and served as a director of the First Western Financial Corporation from 1977 to July, 1991.

MIKE NOLAN, Director since 1991

    Mr. Nolan, 41, has been a Vice President of the Company since May 20, 1992, and Hotel manager since June, 1988. Mr. Nolan has been General Manager of the Gold Spike Hotel and Casino since August, 1983. He has been with the Gaughan organization since 1978.

DONALD DOBSON, Director since 1991

    Mr. Dobson, 67, has been a Vice President of the Company since May 20, 1992. He also has been Secretary of the Company since July, 1986, and Assistant to the President since October, 1984. Mr. Dobson was employed by the Company and served as Vice President of Administration from April until October, 1971. He was General Manager of the El Cortez Hotel and Casino for several years, prior to re-joining the Company in July, 1980.

JOHN P. JONES, Director since 1986

    Mr. Jones, 73, has been Treasurer of the Company since May, 1991, a Vice President of the Company since March, 1975, and has been employed by the Company as manager of the slot machine operation since 1971, prior to which he was a casino shift manager at the Club Bingo Casino in downtown Las Vegas since 1962.

R.G. TAYLOR, Director since 1990

    General Taylor, 78, was Chairman of the Board of First
Western Financial Corporation and First Western Savings
Association since October, 1971 and through 1991.   A retired Air

Force Major General, General Taylor served for 30 years in key fighter command and staff assignments, including Nellis Air Force Base, Las Vegas, Nevada, where he founded the Air Force Center. He has served as a Director of the Federal Home Loan Bank of San Francisco and as a Director of the Las Vegas Convention/Visitors Authority Board. General Taylor was actively involved with the development and building of the Union Plaza Hotel and Casino during the early 1970's and has maintained an active interest in the Company through his stock ownership.

LARRY E. DOLESH, Director since June, 1991

    Mr. Dolesh, 54, has been a Vice President of the Company since May 20, 1992. He was Controller of the Company from May, 1988 to May, 1992. He was Controller of the El Cortez Hotel and Casino and of the Las Vegas Club Hotel and Casino for ten years, prior to accepting his position with the Union Plaza Hotel and Casino.

JOHN F. GAUGHAN, Director since June, 1991

    Mr. Gaughan, 49, has been President of the Company since July
19, 1991. He has been a stockholder and General Manager of the El Cortez Hotel and Casino since 1980. Mr. Gaughan received an honorable discharge from the United States Air Force after serving on active duty from 1967 to 1971.

Other Information about the Board

    The Company currently compensates its Directors at the rate of $500.00 for each of the monthly meetings attended.

    During 1995, the Board of Directors of the Company held twelve (12) meetings, the Audit Committee and the Executive
Committee held no meetings.

    The Executive Committee is one of two standing committees of the Board of Directors. Messrs. Gaughan, Houssels, Dolesh, Jones and Nolan have been members of the Executive Committee. The Board does not have a Nominating Committee nor a Compensation Committee. Mr. Taylor is the sole member of the Audit Committee at this time.

    Mr. John D. Gaughan, through his ownership and position in Exber, Inc. and through his ownership interest and position in Union Plaza Hotel and Casino, Inc., directly controls 59% of the Company's stock and is deemed a control person. (See information in the following table under "Securities Ownership of Certain Beneficial Owners and Management.")

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT

    The following table contains information regarding beneficial ownership, as defined in Footnote (1) to such table, of the Company's capital stock as of March 15, 1996 by (1) each person known to the Company to have such beneficial ownership of more than five percent (5%) . . . of all such capital stock outstanding on March 15, 1996 (which includes each director and nominee), and (2) all officers and directors as a group.

                       Names and Addresses
                       of Beneficial Owner
                       Number of Shares and
                       Nature of Beneficial
                          Ownership (1)        Percent of Class

EXBER, INC.                342,905 (3)              45.017
600 E. Fremont Street
Las Vegas, NV  89101

J. K. HOUSSELS              90,700 (2)              11.842
380 Rancho Circle
Las Vegas, NV  89107

JOHN D. GAUGHAN            449,297 (3)              58.984
P. O. Box 680
Las Vegas, NV  89125

JIMMA LEE BEAM              97,512                  12.802
2409 Windjammer Way
Las Vegas, NV  89107

All officers and           228,342                  25.552
directors as a group


(1) For purposes of this table, a person is regarded as having beneficial ownership of shares in respect of which the person has or shares the power to vote or to direct voting ("voting power") or the power to dispose or to direct disposition ("investment power"). Unless otherwise indicated by footnote, each person named in the table has the sole voting power and the sole investment power with respect to all the shares set forth opposite the person's name.

(2) Includes 14,500 shares of record by Mr. J.K. Houssels, as Trustee for Eric Houssels and Kelley Claire Houssels, minor children of Mr. Houssels, but does not include 4,750 shares owned by each of Mr. Houssels' sons, John Kell Houssels, III and James O'Shaughnessy Houssels.

(3) These shares are not included in the number held by Mr. John
D. Gaughan or by all officers and directors as a group though Mr.
Gaughan is President of, and controlling shareholder of Exber, Inc.

(4) The number of shares for John D. Gaughan include the 342,905 shares owned by Exber, Inc. Mr. Gaughan is the President and major shareholder of Exber, Inc. Also included in Mr. Gaughan's total are 3,650 shares owned of record and beneficially by Mrs. John D. Gaughan, in which shares Mr. Gaughan disclaims any beneficial interest.

                      EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual compensation for services in all capacities to the Company for the years ended December 31, 1995, 1994 and 1993 of those persons who were, at December 31, 1995, (1) Chief Executive Officer, and (2) the other four most highly compensated executive offices of the Company:

    Name and                   Salary &  Director Insurance
Principal Position        Year  Bonus      Fee    Benefits  Total

JOHN D. GAUGHAN           1995   1,910   6,000    1,951     9,861
Chairman of the Board &   1994   3,072   6,000    3,271    12,343
Chief Executive Officer   1993   4,134   6,000    3,271    13,405

JOHN F. GAUGHAN           1995  16,429   6,000      100    22,539
President &               1994  27,567   6,000      330    33,897
Chief Operating Officer   1993  38,448   6,000      330    44,778

DON DOBSON                1995  64,325   6,000      840    71,165
Vice President &          1994  77,212   6,000    1,404    84,416
Secretary                 1993  89,708   6,000    1,404    97,112

JOHN P. JONES             1995  61,585   6,000      376    67,961
Vice President &          1994  73,591   6,000    1,015    80,606
Treasurer                 1993  87,222   6,000    1,985    95,207

LARRY DOLESH              1995  16,429   6,000      182    22,611
Vice President of         1994  27,567   6,000      547    34,114
Finance                   1993  38,448   6,000      547    44,995


Officers and certain other management personnel receive certain other benefits in addition to cash compensation, however, the aggregate value of such other benefits received by the above individuals represents less than ten percent (10%) of the amount of cash compensation of the recipient, and the aggregate value of such benefits represents less than ten percent (10%) of the cash compensation, paid to all executive officers as a group.

(1) Included in this column are salaries and bonuses (see "Bonus
Plan") below) paid or accrued during the year.

Profit Sharing and Bonus Plan

    The Company has a profit sharing plan (the "Plan") which has been in effect since July, 1971, and which was amended on February 25, 1976, as a "Restated Plan and Trust Agreement" to comply with the requirements of the Employee Retirement Income Security Act of 1974. The Plan was amended in December, 1984, to comply with the mandatory "top-heavy" provisions of the Tax Equity and Fiscal Responsibility Act of 1982. A top-heavy plan is one in which sixty percent (60%) or more of the contributions or benefits have been accumulated by key employees. If a plan is found to be top-heavy, a plan participant's benefits must vest at an accelerated rate either at twenty percent (20%) a year until fully vested or under a "cliff vesting" schedule whereby the participant is fully vested at the end of three (3) years. The Company has adopted the cliff vesting schedule. This accelerated vesting schedule becomes operative only if the Plan becomes top-heavy. At the present time, the Plan is not top-heavy, nor does the Company anticipate it to become top-heavy in the foreseeable future. The Plan was restated December 18, 1991, to meet the requirements of Section 401(a) and 501(a) of the Internal Revenue Code of 1986. The Plan, as restated, has now been approved as conforming with such code sections by the Internal Revenue Service. The Plan is administered by Nevada State Bank. The present Administrative Committee is Nevada State Bank. Under the Plan, any employee of the Company who is at least eighteen (18) years of age, is eligible to participate. However, any employee covered by a collective bargaining agreement to which the Company is a party is not eligible to participate if the particular collective bargaining agreement does not expressly provide for coverage of such employee under the Plan. As a consequence of this provision, only the company's casino and administrative employees are entitled to participate in the Plan. The exact amount of each annual contribution to the Plan, within statutory limits, is determined by the Company's Board of Directors in its sole discretion. Annual contributions are apportioned to the account of each participant in the same ratio as the participant's total compensation (as defined) for the year bears to the total compensation (as defined) for all participants for that year. Contributions are deposited under a trust in which each participant has a separate account. The Plan provides that, at the discretion of the Committee, a portion of the contribution to each participant's account may be used to purchase insurance on the life of the participant or, if uninsurable, a form of retirement annuity. The amounts in these separate accounts (excluding such life insurance policies or annuity contracts which vest immediately), vest at a rate of ten percent (10%) per year (subject to accelerated vesting in the event of the participant's death, permanent disability, retirement or attainment of age sixty-five (65), or in the event that the Plan is terminated or discontinued by the Company). Investment of the trust fund by the trustee is subject to the overriding supervision of the Administrative Committee, which has absolute discretion regarding the types of investments which are made from time to time. Not only may contributions to the Plan be made by the Company in the form of shares of its capital stock, but the Administrative Committee has power to authorize the utilization of trust funds for the purpose of purchasing shares of the Company's capital stock as investments. Contributions, on an accrual basis, have been as follows:
$300,000  for 1995, $300,000 for 1994 and $413,000 for 1993.

    Additionally, the Company has in effect an Executive Bonus Plan (the "Bonus Plan"), pursuant to which a bonus "pool", (historically limited to maximum of fifteen percent (15%) of the Company's pre-tax net profits reduced by contributions to the profit sharing plan described in the preceding paragraph) is distributed among certain directors, officers and key employees. The Company's Board of Directors has exclusive discretion in fixing the aggregate amount of each period's bonus pool within the limitations described above, and in deciding which persons will participate in that pool and the exact amount which each such participant will receive from that pool, based on then prevailing levels of regular compensation, performance and other factors deemed relevant to the Board. The pools under the Bonus Plan are typically determined on a monthly basis, with reference to the results of operations for the immediately preceding calendar month, and are distributed among participants within a reasonable time following all necessary determinations. The Company is not contractually obligated to continue the Bonus Plan or to make any minimum allocation to it from time to time.

    Amounts accrued under the Bonus Plan aggregated $273,000 for 1995, $414,000 for 1994 and $577,000 for 1993. A total of 52 persons received payments at the most recent distribution under the Bonus Plan for 1995. Bonuses for officers and directors pursuant to the Bonus Plan during 1995 are reflected in the table under "Executive Compensation".

         CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

    Exber, Inc. leases to the Company land and buildings in Las
Vegas, Nevada. Annual payments by the Company and its subsidiaries are approximately $1,250,000.00. The major leases extend through 2001 with renewals.

    In February, 1993, Exber, Inc. made a loan of Eighteen Million ($18,000,000.00) Dollars to the Company which was utilized in partial payment of the outstanding loan, secured by Deed of Trust, from Valley Bank of Nevada (now Bank of America) and to satisfy an existing debt to Exber, Inc. of Three Million ($3,000,000.00) Dollars. The loan from Exber, Inc. in the total amount of $22,200,000, is secured by a First Deed of Trust upon the company property and bears interest at the prime rate and is payable at $158,264.90 per month.

    The Company entered into a month to month lease of certain warehouse premises from Exber, Inc. at a monthly rate of $1,083.00 which commenced March 1, 1993.

         RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The name of the principal accountants selected for the current year is Gary Campbell, CPA, Ltd. who was appointed in 1991. A representative of this firm is expected to be present at the stockholders' meeting to respond to appropriate questions and to make a statement, if the representative deems it appropriate.

                    ANNUAL REPORT ON FORM 10-K

    The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and schedules thereto, for the fiscal year ended December 31, 1995, will be furnished without charge to any beneficial owner of securities entitled to vote at this annual meeting. To obtain a copy of the Form 10-K, written request must be made to the Company and the written good faith representation must be included that the requesting person was a beneficial owner of securities entitled to vote at this annual meeting as of March 17, 1996. Requests should be addressed to: Union Plaza Hotel and Casino, Inc., Attention: Mr. John D. Gaughan, Chairman, P.
O. Box 760, Number One Main Street, Las Vegas, Nevada  89125.

                          OTHER MATTERS

    The Company's management does not know of any matters other than those described above in this Proxy Statement which are likely to come before the 1996 Annual Meeting of Stockholders. However, if any other matter properly comes before the meeting, it is intended that the persons named in accompanying form of Proxy will vote on such matter all shares subject to unrevoked Proxies in accordance with their best judgment.

                      STOCKHOLDER PROPOSALS

    Proposals by stockholders to be acted upon at the Stockholders Meeting of 1997 must be received by the Company on or before January 1, 1997.

                             GENERAL

    The cost of soliciting the enclosed form of Proxy will be borne by the Company. Following the original mailing of the Proxy soliciting material, regular employees of the Company may solicit the enclosed form of Proxy by mail, telephone, telegraph and personal interview.

                             By Order of the Board of Directors

                             /s/ JOHN F. GAUGHAN

                             JOHN F. GAUGHAN, President

Dated:   April 19, 1996

               UNION PLAZA HOTEL AND CASINO, INC.

                    __________________________

                              PROXY

                    __________________________
               FOR ANNUAL MEETING OF STOCKHOLDERS
                         MAY 17, 1996

     The Undersigned, revoking all prior proxies, hereby appoints John D. Gaughan, Roberta M. Gaughan, J.K. Houssels, John F. Gaughan, John P. Jones, R.G. Taylor, Larry E. Dolesh, Mike Nolan and Donald L. Dobson as proxies for the undersigned, with full power of substitution, to vote all shares of capital stock of Union Plaza Hotel and Casino, Inc. Which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Union Plaza Hotel and Casino, Inc., to be held in the Centerstage Restaurant area of the Union Plaza Hotel, Number One Main Street, Las Vegas, Nevada, on Friday, May 17, 1996 beginning at 10:00 a.m., Las Vegas time, or at any adjournment thereof, WITH__________ WITHOUT___________ authority to vote for the election of directors, and upon such other business as may properly come before the meeting or any adjournment thereof.

     This proxy, if properly executed and delivered, will be voted as directed, of if no direction is indicated, this proxy will be deemed marked "FOR" all proposals and voted accordingly.
The undersigned hereby directs said proxies to vote:

     Election of directors___________ FOR all nominees listed below unless authority to vote for any nominee is withheld by lining through the name of such nominee:

     JOHN D. GAUGHAN     JOHN P. JONES       MIKE NOLAN F.
     ROBERTA M. GAUGHAN  JOHN F. GAUGHAN     R.G. TAYLOR
     J.K. HOUSSELS       LARRY E. DOLESH     DONALD L. DOBSON

     THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF UNION
PLAZA HOTEL AND CASINO, INC.   THE UNDERSIGNED AGREES THAT SAID
PROXIES MAY VOTE IN ACCORDANCE WITH THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. SHOULD ANY NOMINEE FOR DIRECTOR BECOME UNAVAILABLE, DISCRETIONARY AUTHORITY IS CONFERRED TO VOTE FOR A SUBSTITUTE. THE UNDERSIGNED INSTRUCTS SUCH PROXIES TO VOTE AS DIRECTED ABOVE.

          The proxy should be dated, signed by Stockholder exactly as printed at the left and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

                           Dated:__________________________, 1996


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                              Signature


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